                                                                     Exhibit 2.1

[BRACKETED TEXT IN THE ATTACHED AMENDMENT TO ACQUISITION AGREEMENT HAS BEEN SUBSTITUTED FOR STRIKE-THROUGH TEXT AND INDICATES THAT SUCH TEXT WAS INCLUDED IN THE ACQUISITION AGREEMENT BUT HAS BEEN DELETED THEREFROM PURSUANT TO THE AMENDMENT TO ACQUISITION AGREEMENT.]

                       AMENDMENT TO ACQUISITION AGREEMENT
                       ----------------------------------

         THIS AMENDMENT TO ACQUISITION AGREEMENT, dated as of November 6, 2002 (this "AMENDMENT"), is made by and between (i) US Diagnostic Inc., a Delaware corporation (the "SELLER"), (ii) USD Payment Corporation, Inc., a Florida corporation ("USD Payment Corp."), (iii) Medical Imaging Centers of America, Inc., a California corporation, Meditek Industries, Inc., a Florida corporation, MICA Pacific, Inc., a California corporation, MICA Cal I, Inc., a California corporation, and MICA Flo I, Inc., a California corporation (collectively, the "SELLING SUBSIDIARIES"), (iv) DVI Financial Services Inc., a Delaware corporation ("DVIFS") and/or its designated wholly-owned subsidiaries or Affiliates (the "PURCHASER"), and (v) PresGar Diagnostic Imaging, LLC, a Florida limited liability company, and/or its designated wholly-owned subsidiaries or Affiliates ("PDI LLC"). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in ARTICLE IX of the Acquisition Agreement as defined below.

         WHEREAS, the parties to this Amendment to the Acquisition Agreement other than PDI LLC entered into an Acquisition Agreement dated as of September 12, 2002 (the "Acquisition Agreement");

         WHEREAS, the Acquisition Agreement provided for Purchaser or its designee to acquire certain assets of the Seller and the Selling Subsidiaries in exchange for the payment of Fourteen Million Dollars ($14,000,000.00) by Purchaser to Seller and certain other consideration to be provided by Purchaser to Seller and the Selling Subsidiaries;

         WHEREAS, the Acquisition Agreement provided that a portion of the $14 million purchase price to be paid by Purchaser in the Escrow Amount of Five Hundred Thousand Dollars ($500,000.00) would be set aside in an Escrow Account for a specified period of time to satisfy certain claims of Purchaser against the Seller and the Selling Subsidiaries and against their assets;

         WHEREAS, Purchaser and Seller have agreed, subsequent to September 12, 2002, that the Acquisition Agreement should be amended to provide that the Purchase Price will increased by Two Hundred Thousand Dollars ($200,000) to a total of Fourteen Million Two Hundred Thousand Dollars ($14,200,000.00);

         WHEREAS, Purchaser and Seller and the Selling Subsidiaries have also agreed to amend the Acquisition Agreement to provide for the elimination of the Escrow Account and the Escrow Amount altogether and for Purchaser to retain the full $14,200,000 million to be paid by Purchaser (subject to Purchaser's right to reduce such amount by certain adjustments to the Purchase Price provided for in the Acquisition Agreement) and, in connection with the elimination of the Escrow Account, to eliminate the indemnities between the parties and to terminate the representations and warranties of Seller at Closing;

         WHEREAS, Purchaser and Seller have further agreed to amend the Acquisition Agreement to clarify that Purchaser may exercise elections under
Section 338(h)(10) of the

Internal Revenue Code of 1986 as amended with respect to some or all of the Acquired Subsidiaries; and

         WHEREAS, Purchaser and Seller have agreed that Purchaser, not Seller, will be responsible for preparation and approval of the Purchase Price Allocation; and

         WHEREAS, Purchaser and Seller have agreed upon the amounts of any additional tax liability that will be borne by Seller and Purchaser respectively to the extent such additional liability arises from Purchaser's adoption and approval of a Purchase Price Allocation different than the Purchase Price Allocation originally proposed by Seller; and

         WHEREAS, pursuant to an Assignment and Assumption Agreement, entered into as of October 21, 2002, DVIFS assigned certain of its rights and obligations under the Acquisition Agreement to PDI LLC and its designees;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree that the Acquisition Agreement shall be amended as follows:
(any language contained in the Acquisition Agreement that has been deleted therefrom by this Amendment is indicated by strike-throughs):

         1. Section 1.5 of the Acquisition Agreement relating to Purchase Price is amended in its entirety to read as follows:

                  Section 1.5 PURCHASE PRICE.

                           (a) In consideration for the Acquired Assets, the
                  Purchaser shall, in addition to (1) the assumption of the Assumed Liabilities, (2) the DVI Distribution Waiver, (3) the payment of the Allocation Differential (as hereinafter defined) (such obligation shall not be subject to offset, defense, deduction, recoupment, or any claims in the nature thereof and Purchaser hereby waives any such claims of offset, defense, deduction, recoupment, or any other claims in the nature thereof); and (4) such other non-cash consideration specified in the Bid Procedures Order or other undertaking approved by the Bankruptcy Court, pay to the Seller at the Closing in cash by wire transfer of immediately available funds to one or more accounts designated by the Seller, Fourteen Million Two Hundred Thousand Dollars ($14,200,000.00) (the "PURCHASE PRICE").

                           (b) The "Allocation Differential" shall mean (1) the
                  excess of (A) all State and Local Taxes payable by the Seller Debtor Entities pursuant to an allocation of the Purchase Price among the Acquired Assets made by Purchaser on or before the Closing pursuant to Section 1.7 of this Agreement that varies from the Seller Proposed Allocation over (B) all State and Local Taxes that would be payable by the Seller Debtor Entities pursuant to the Seller Proposed Allocation minus (2) $200,000. State and Local Taxes shall mean all state and local capital gain, income taxes, franchise taxes and similar taxes (i.e., any taxes based on income). Seller Proposed Allocation shall mean the proposed allocation of the Purchase

                  Price among the Debtor Seller Entities dated October 21, 2002, attached to the letter, dated October 25, 2002, from Andrew Shaw to Gary Wright.

                           (c) In the event the Purchaser reasonably determines
                  that material inaccuracies are contained in the Seller Proposed Allocation, Purchaser shall have the right to terminate the Acquisition Agreement on or before November 8, 2002. The Seller Debtor Entities shall use commercially reasonable efforts to provide information reasonably requested by Purchaser to verify that the Seller Proposed Allocation does not contain materially inaccurate information.

                           (d) The Purchaser shall pay all State and Local Taxes
                  constituting part of the Allocation Differential directly to the relevant Taxing Authorities promptly upon written notice from the Seller.


         2. Section 1.7 of the Acquisition Agreement relating to Purchase Price is amended in its entirety to read as follows:


                  Section 1.7. ALLOCATION OF PURCHASE PRICE FOR TAX PURPOSES.

                           On or prior to the Closing Purchaser shall, in its
                  sole and reasonable discretion, determine the allocation, pursuant to the rules of Sections 338 and 1060 of the Code and the Treasury regulations promulgated thereunder, (without regard to whether either or both of those provisions apply), of the Purchase Price and the Assumed Liabilities among the Acquired Assets and Interests, and among the assets of the Acquired Subsidiaries. The Seller and the Purchaser shall be bound by such allocation (and if necessary, any adjusted allocation) as determined by Purchaser, and shall file, or cause to be filed, a Form 8594 and all applicable federal, state, local and foreign income, franchise and excise Tax Returns in a manner that is consistent with such allocation. If the allocation is disputed by any Taxing Authority, the party receiving notice of such dispute shall promptly notify the other party hereto concerning the existence of such dispute and the parties shall consult with each other with respect to all issues related to the allocation in connection with such dispute. If a different allocation proposed by the Internal Revenue Service (the "IRS") is finally determined, either party may file amended returns based on such allocation or any other allocation. An allocation shall be considered to be finally determined when such allocation cannot be contested in any court of competent jurisdiction (or on or before any earlier date by which action must be taken to preserve rights or benefits, including, without limitation, the expiration of the statute of limitations with respect to any taxable period).

         3.       Section 8.3(b) of the Acquisition Agreement relating to
                  Section 338 elections is amended in its entirety to read as follows:

                  (b) At Purchaser's option, Purchaser and each Seller Entity shall join with Purchaser in making elections with respect to any one or more of the Acquired Subsidiaries under Code ss.338(h)(10) (and, to the extent permitted by applicable law, any corresponding elections under state, local, and foreign tax law) with respect to the purchase and sale of Interests hereunder. The Seller Entities shall include any income, gain, loss, deduction, or other tax item resulting from such election under Code ss.338(h)(10) on their Tax Returns to the extent required by applicable law. Purchaser and each Seller Entity will (i) cooperate in the preparation and filing of such election under Code ss.338(h)(10) and (ii) take all such action as is required in order to give effect to the election for state, local, and foreign Tax purposes to the greatest extent permitted by law.

         4. Subsection 2.2 (a)(vi) of the Acquisition Agreement relating to delivery of the executed Escrow Agreement at Closing shall be deleted in its entirety and all of the subsequent subsections of Subsection 2.2(a) relating to Closing Deliveries by Seller shall be renumbered sequentially.

                  [(vi) the Escrow Agreement, duly executed by the Seller and the Selling Subsidiaries;]

         5. Subsection 2.2 (b)(i) of the Acquisition Agreement relating to payment of the Adjusted Purchase Price by Purchaser at Closing is amended in its entirety to read as follows:

                  (i) the Adjusted Purchase Price by wire transfer in immediately available funds to an account or accounts designated by the Seller, [less the Escrow Amount;]

         6. Subsection 2.2(b)(v) of the Acquisition Agreement relating to Purchaser's delivery of the signed Escrow Agreement at Closing shall be deleted in its entirety and the subsequent subsections of subsection 2.2(b) relating to Purchaser deliveries at Closing shall be renumbered sequentially. Any references within the Acquisition Agreement to any of the sections of subsection 2.2(b) subsequent to deleted Section 2.2(b)(v) that are sequentially renumbered shall be amended to refer to the subsections as sequentially renumbered.


                  (v) [the Escrow Agreement, duly executed by the Purchaser;]

         7. Subsection 2.2(c) of the Acquisition Agreement relating to delivery of the Escrow Amount to the Escrow Agent at Closing shall be deleted in its entirety.

                  (c) [At the Closing, in addition to the other obligations of the Purchaser set forth herein, the Purchaser shall deliver the Escrow Amount to the Escrow Agent.]

         8. Section 4.6 of the Acquisition Agreement is amended in its entirety to read as follows:

                  FINANCIAL RESOURCES. The Purchaser has sufficient financial resources to enable it to pay to the Seller at the Closing the Adjusted Purchase Price [and to deliver the Escrow Amount to the Escrow Agent.]

         9. Section 5.4 (c) of the Acquisition Agreement relating to payment of Non-Reimbursed Expenses is amended in its entirety to read as follows:

                  (c) Conditioned upon and subject to entry of the Cash Collateral Orders, the Purchaser shall satisfy or make sufficient cash available to the Seller at Closing to permit the Seller Entities to satisfy ordinary course obligations related to the operation of the Business set forth in the Budget accruing before the Closing Date; PROVIDED, HOWEVER, that such obligations shall not include Chapter 11 Expenses related to the administration of the Bankruptcy Cases and other expenses unrelated to the operation of the Business (such expenses are referred to as the "NON-REIMBURSED EXPENSES"). To the extent that the Non-Reimbursed Expenses are included in the Budget as approved by the Purchaser and paid by Seller from Purchaser's Cash Collateral, such amounts shall be allowed as a super-priority expense of administration in favor of the Purchaser, and either (i) deducted in their entirety from the Purchase Price at the time of Closing or paid to Purchaser from the purchase price paid to Seller in a Competing Transaction at the time of closing of such Competing Transaction; or (ii) paid in full in the event that the Closing does not occur or a closing of a Competing Transaction does not occur, to the Purchaser as a super-priority expense of administration in the Bankruptcy Cases under a plan of reorganization or otherwise. [To the extent any Non-Reimbursed Expenses are not paid in full or deducted as contemplated above, the Purchaser shall have a claim against the Escrow Account for any unpaid super-priority expenses of administration.]

         10. Section 5.10 (g) of the Acquisition Agreement relating to Purchaser's covenant not to sue Seller is amended in its entirety to read as follows:

                  (g) COVENANT NOT TO SUE SELLER. At the Closing, the Purchaser shall agree and cause DVIFS and DVIBC to agree, not to sue, obtain judgment, or otherwise exercise rights and remedies held by DVIFS and DVIBC against the Seller Debtor Entities under the DVI Finance Agreements against the Seller Debtor Entities, or to enforce or collect indebtedness due to DVIBC and DVIFS by Seller under the DVI Finance Agreements (the "COVENANT NOT TO SUE SELLER DEBTOR ENTITIES"); PROVIDED, HOWEVER, the Covenant Not to Sue Seller Debtor Entities shall expressly exclude the following: (i)(A) any judicial or non-judicial action required by DVI under the Bankruptcy Code or other applicable laws in the Bankruptcy Case or otherwise to enforce and execute upon property of the Seller Debtor Entities which is encumbered by the DVI Liens other than the Purchase Price paid under this Agreement or avoidance actions of the bankruptcy estates of the Seller Debtor Entities; (B) any judicial or non-judicial action required by DVI to enforce this Agreement or any of the terms hereof; (C) any rights or remedies otherwise available to Purchaser against Seller in respect of any actual fraud committed by any Seller Entity; or
                  (D) any claim, right, or action which Purchaser may assert [against the Escrow or otherwise] under this Agreement, Bid Procedures Order, Approval Order, Cash Collateral Stipulation, and other rights granted to DVIFS and DVIBC by orders of the Bankruptcy Court in the Bankruptcy Case; and,

                  FURTHER PROVIDED, that the Covenant Not to Sue Seller Debtor Entities shall terminate as to the Seller and the Seller Debtor Entities, without further notice or demand by DVIFS or DVIBC, in which case, except as otherwise expressly provided for in this Agreement, DVIBC and DVIFS shall be free to exercise any and all rights and remedies available to one or both of them under the DVI Finance Agreements or otherwise, including but not limited to, any applicable law, upon the commencement of any judicial or non-judicial action by any Seller Entity, Other Subsidiary, or any party acting by, on behalf of, or through any of them or their respective estates, successors, or assigns against a DVI Party concerning or related to the DVI Finance Agreements, the Acquisition, this Agreement and the transactions contemplated hereunder, or the extension by any DVI Party of loans or financing to the Seller Entities, including but not limited to, the Other Subsidiaries and the Selling Subsidiaries.

         11. Section 7.5(a) of the Acquisition Agreement is amended in its entirety to read as follows:

                  (a) In the event of termination of this Agreement pursuant to this Article VII, written notice thereof shall be given as promptly as practicable to the other party to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein (i) there shall be no liability or obligation on the part of the Seller, the Selling Subsidiaries, the Purchaser, or their respective officers, directors and Affiliates, and all obligations of the parties shall terminate, except that (A) the obligations of the parties pursuant to SECTIONS 5.2, 7.5, and 8.7 shall survive the termination hereof (B) that a party that is in material breach of its representations, warranties, covenants, or agreements set forth in this Agreement shall be liable for damages occasioned by such breach, including without limitation, any expenses, including the reasonable fees and expenses of attorneys, accountants and other agents incurred by the other party in connection with this Agreement and the transactions contemplated hereby, and (ii) all filings, applications and other submissions made pursuant to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the agency or person to which made.

         12. Section 8.1 of the Acquisition Agreement relating to indemnification and survival of representations and warranties is amended in its entirety to read as follows.

                  8.1 Survival of Representations and Warranties, Covenants and Agreements.

                  (a) SELLER'S REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. The representations and warranties of the Seller and Selling Subsidiaries contained in this Agreement shall not survive the Closing. The covenants and agreements of the Seller and the Selling Subsidiaries set forth in this Agreement shall survive in accordance with their terms. All claims for breaches by the Seller or any the Selling Subsidiaries of any covenants and/or agreements under this Agreement must be asserted in a written notice to the Seller not later than 180 days following the Closing Date.

                  (b) PURCHASER'S REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. The representations and warranties of the Purchaser contained in this Agreement shall not survive Closing. The covenants and agreements of the Purchaser set forth in this Agreement shall survive in accordance with their terms.

                  [8.1 Indemnification.]

                  [(a) By the Seller and Selling Subsidiaries. The Seller and the Selling Subsidiaries, jointly and severally, covenant and agree to defend, indemnify and hold harmless the Purchaser, its Affiliates and the officers, directors, employees, agents, advisers and representatives of each such Person (collectively, the "Purchaser Indemnitees") from and against, and pay or reimburse the Purchaser Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation or defense of any of the same or in asserting any of their respective right hereunder (collectively, "Losses") resulting from or arising out of:

                           (i) any inaccuracy of any representation or warranty made by the Seller or the Selling Subsidiaries;

                           (ii) any breach by the Seller or the Selling
                           Subsidiaries of any covenant or agreement hereunder; and

                           (iii) all Excluded Liabilities.

                           (iv) Notwithstanding anything to the contrary contained in this Agreement, the Purchaser and the Seller acknowledge and agree (A) that the Escrow Account is the sole source of funding for any claims for indemnification by any Purchaser Indemnitee pursuant to this Agreement or otherwise as set forth in Section 8.1(d) and (B) that once any funds have been released out of the Escrow Account to the Seller as expressly contemplated by this Agreement, such funds shall cease to be subject to any claims for indemnification by any Purchaser Indemnitee pursuant to this Agreement or the Escrow Agreement.]

                  [(b) By the Purchaser. The Purchaser covenants and agrees to defend, indemnify and hold harmless the Seller, its Affiliates and the officers, directors, employees, agents, advisers and representatives of each such Person (collectively, the "Seller Indemnitees") from and against any and all Losses resulting from or arising out of:

                           (i) any inaccuracy of any representation or warranty made by the Purchaser hereunder;

                           (ii) any breach by the Purchaser of any covenant or agreement hereunder;

                           (iii)    the Assumed Liabilities; and

                           (iv) the operation of the Business at the Acquired Centers by the Purchaser or the Purchaser's ownership, operation or use of the Acquired Assets following the Closing Date, except, in the case of this clause (iv), to the extent such Losses result from the Excluded Liabilities or constitute Losses for which the Seller is required to indemnify the Purchaser Indemnitees under Section 8.1(a) with such requirement to indemnify the Purchaser Indemnitees being determined (solely for purposes of this clause
                           (iv)) without regard to the limitations on such indemnification set forth in this Section 8.1.]

                  [(c) Indemnification Procedures. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), written notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is prejudiced as a result of such failure to give notice. Without the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or order, interim or otherwise, or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party or the ability of the Purchaser to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand with the consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this
                  Section 8.1 and the records of each shall be available to the other with respect to such defense.]

                  [(d) Remedies Exclusive; Limitations on Remedies in this Agreement. Except with respect to the obligations of each party under Section 5.2(e) in respect of the payment of the Cost Reimbursement and Breakup Fee, the rights and remedies provided in this Section 8.1 and Article VII shall be the sole and exclusive remedies for any breach of or inaccuracy in any representation or warranty contained in this Agreement.]

                  [(e) Written Notice of Breaches. Neither the Seller nor any Selling Subsidiary shall be liable under this Section 8.1 or otherwise after the Closing Date for any Losses (to the extent that such Losses are described in the notice referred to in this sentence) arising from the misrepresentation or breach of any representation or warranty or the breach or nonperformance of any covenant of Seller or any Selling Subsidiary hereunder if the Purchaser receives from Seller, on or prior to the Closing Date, written notice of the misrepresentation or breach of warranty or the nonperformance or breach of covenant giving rise to such Losses.]

                  [(f) Survival of Representations, Warranties, Covenants and Agreements.

                           (i) Seller's Representations, Warranties, Covenants and Agreements. The representations and warranties of the Seller and Selling Subsidiaries contained in this Agreement shall not survive the Closing; provided, however, that the representations and warranties of the Seller and the Selling Subsidiaries set forth in Sections 3.3, 3.11(b), 3.15, 3.20(b)(iii),
                           3.20(c)(iii) and 3.22 shall survive the Closing, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein indefinitely. The covenants and agreements of the Seller and the Selling Subsidiaries set forth in this Agreement shall survive in accordance with their terms. All claims for indemnification for breaches by the Seller or any the Selling Subsidiaries of any representations, warranties, covenants and/or agreements under this

                           Agreement must be asserted in a written notice to the Seller prior to the Expiration Date. So long as a Purchaser Indemnitee asserts a claim for indemnification before the Expiration Date, such Purchaser Indemnitee shall be deemed to have preserved its rights to indemnification pursuant to this Section 8.1 regardless of when such claim is ultimately liquidated. (ii) Purchaser's Representations, Warranties, Covenants and Agreements. The representations and warranties of the Purchaser contained in this Agreement shall not survive Closing; provided, however, that the representations and warranties of the Purchaser set forth in Section 4.2 shall survive the Closing indefinitely. The covenants and agreements of the Purchaser set forth in this Agreement shall survive in accordance with their terms.]

                 [(g) Escrow Agent Notices.

                           (i) The Purchaser and the Seller agree that if the
                  Purchaser, or another Purchaser Indemnitee, submits a claim for indemnification pursuant to this Section 8.1 that the Seller does not dispute by delivering written notice to the Purchaser within 20 Business Days of the date it receives written notice of such claim, the Purchaser and the Seller shall promptly prepare and deliver a written notice to the Escrow Agent, in accordance with the terms and conditions of the Escrow Agreement, which states the identity of the appropriate Purchaser Indemnitee and the amount of Losses suffered by such Purchaser Indemnitee that are subject to indemnification pursuant to this Section 8.1.

                           (ii) The Purchaser and the Seller agree that if the
                  Seller disputes any matter with respect to a claim for indemnification pursuant to this Section 8.1, whether or not such claim is based on a third party claim, then the Purchaser and the Seller shall, once there has been a Final Determination (as defined in the Escrow Agreement) of such claim, promptly prepare and deliver a written notice to the Escrow Agent, in accordance with the terms and conditions of the Escrow Agreement, which states the identity of the appropriate Purchaser Indemnitee and the amount of Losses, if any, suffered by such Purchaser Indemnitee that are subject to indemnification pursuant to this Section 8.1.]

         13. Section 8.2 of the Acquisition Agreement relating to claims against the Escrow Account other than for indemnities is deleted in its entirety and the subsequent sections of Article VIII beginning with Section 8.3 are renumbered sequentially. Any references within the Acquisition Agreement to any of the sections of Article VIII beginning with Section 8.3 that are sequentially renumbered shall be amended to refer to the sections as sequentially renumbered.


                 [8.2 Claims Against Escrow Account Other Than for
                  Indemnification

                           In addition to disbursements from the Escrow Account
                  for indemnification claims by the Purchaser Indemnitees pursuant to Section 8.1, the Escrow Amount



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

                  shall be disbursed to the Purchaser for the following claims:
                  (a) any undischarged obligations of the Seller with respect to the adjustments to the Purchase Price set forth in Section 1.6, and (b) any undischarged super-priority administrative expense claims by the Purchaser; provided, however, that any such claim (i) must be asserted by the Purchaser in writing to Seller and to the Escrow Agent not later than 180 days following the Closing Date (the "Expiration Date"), (ii) that is disputed by Seller in writing within ten (10) days following its receipt of Purchaser's claim will be adjudicated by the Bankruptcy Court upon application of Purchaser and Seller, and (iii) must be administered by the Escrow Agent in accordance with the other terms and conditions of the Escrow Agreement.]

         14.      Section 8.3(b) of the Acquisition Agreement relating to
                  Section 338 elections is amended in its entirety to read as follows:

                  (b) At Purchaser's option, Purchaser and each Selling Entity shall join with Purchaser in making one or more [an election] elections with respect to one or more of the Acquired Subsidiaries under Code ss.338(h)(10) (and, to the extent permitted by applicable law, any corresponding elections under state, local, and foreign tax law) with respect to the purchase and sale of Interests hereunder. The Seller Entities shall include any income, gain, loss, deduction, or other tax item resulting from such election under Code ss.338(h)(10) on their Tax Returns to the extent required by applicable law. Purchaser and each Selling Entity will (i) cooperate in the preparation and filing of such election under Code ss.338(h)(10) and (ii) take all such action as is required in order to give effect to the election for state, local, and foreign Tax purposes to the greatest extent permitted by law.

         15. Article IX relating to Definitions is amended by (i) deleting in their entirety the following defined terms: "Escrow Account;" "Escrow Agent;" "Escrow Agreement;" "Escrow Amount;" "Indemnified Party"; "Indemnifying Party;" Purchaser Indemnitees;" "Losses"; and "Seller Indemnitees;" (ii) changing the cross references in the definitions of "License Agreement" and "Transition Services Agreement" from Section
                  1.9 to Section 1.8; and (iii) changing the cross reference in the definition of "Transfer Taxes" from Section 8.3 to Section 8.2.


         16. Exhibit "F" containing the Form of Escrow Agreement is deleted in its entirety and Exhibits "G" and H" are relettered sequentially. Any references to Exhibits "G" and "H" within the Acquisition Agreement shall be deemed amended to be references to Exhibits "F" and "G" respectively.


         17. The Table of Contents is amended as shall be required to reflect the deletion of any sections or subsections by this Amendment and the renumbering of any subsequent sections of subsections.

         18. The Table of Exhibits is amended to reflect the deletion of Exhibit "F," Form of Escrow Agreement," and sequential relettering of former Exhibits "G" and "H" as Exhibits "F" and "G" respectively.




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

         IN WITNESS WHEREOF, the Seller, the Selling Subsidiaries and the Purchaser have caused this Amendment to be executed on their behalf by their officers thereunto duly authorized, as of the date first above written.


         [THIS SPACE INTENTIONALLY LEFT BLANK.  SIGNATURE PAGE FOLLOWS.]



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
                                    DVI FINANCIAL SERVICES INC.



                                    By: /s/ Michael O'Hanlon
                                        ----------------------------------------
                                        Name: Michael O'Hanlon
                                        Title: Chairman



                                    US DIAGNOSTIC INC.
                                    USD PAYMENT CORPORATION, INC.
                                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
                                    MEDITEK INDUSTRIES, INC.
                                    MICA PACIFIC, INC.
                                    MICA CAL I, INC.
                                    MICA FLO I, INC.


                                    By: /s/ Leon Maraist
                                        ----------------------------------------
                                    Name: Leon Maraist
                                    Title: President and Chief Executive Officer



                                    PRESGAR DIAGNOSTIC IMAGING, LLC



                                    By: /s/ Gary Wright
                                        ----------------------------------------
                                        Name: Gary Wright
                                        Title: Managing Member





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